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                                                                    Exhibit 3.01


                            CERTIFICATE OF AMENDMENT
                 OF THE RESTATED CERTIFICATE OF INCORPORATION OF
                                 THE 3DO COMPANY

         The undersigned, Kathy McElwee, being the Chief Financial Officer of The 3DO Company, a Delaware corporation, hereby certifies:

1. The date on which the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware is February 1, 1996.

2. The first paragraph of Article IV of the Restated Certificate of Incorporation of the Corporation is amended and restated to read as follows:


         "The total number of shares of all classes of stock which the Company has authority to issue is One Hundred and Thirty Million (130,000,000) shares, consisting of two classes: One Hundred and Twenty Five Million (125,000,000) shares of Common Stock, par value $0.01 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share."


3. This Amendment of the Corporation's Restated Certificate of Incorporation has been duly adopted by the Corporation's board of directors in accordance with Section 242 of the General Corporation Law of the State of Delaware, and by the holders of each class of outstanding stock entitled to vote thereon at the Corporation's annual meeting called and held upon notice in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by Kathy McElwee, its Chief Financial Officer, on this 25th day of August, 2000.

                                      THE 3DO COMPANY
                                      By: /s/ Kathy McElwee
                                         ---------------------------------------
                                          Kathy McElwee, Chief Financial Officer
ATTEST:


/s/ James Cook
--------------------------------------
James Cook, Secretary